                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          AREA BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           AREA BANCSHARES CORPORATION
                              230 FREDERICA STREET
                               OWENSBORO, KY 42302


April 17, 1998


Dear Shareholder:

         The annual meeting of shareholders will be held on May 18, 1998, at 11:00 A.M., local time, at the main office of Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky. The meeting will be held in the boardroom of The Owensboro National Bank. The formal Notice of the Meeting and Proxy Statement appear in the pages that follow.

         Details on the items of business that will be discussed and voted on at this year's meeting are included in this Proxy Statement.

         I hope that you will be able to attend the annual meeting. However, if you cannot attend in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the annual meeting. If you later find that you may be present or for any other reason desire to revoke your proxy, you may do so prior to the time the presence of a quorum has been determined and declared.

         On behalf of the Board of Directors and employees of Area Bancshares, let me express our appreciation for your continued support and confidence.


Sincerely,


/s/ Thomas R. Brumley
-------------------------------------
Thomas R. Brumley
President and Chief Executive Officer

                           AREA BANCSHARES CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 18, 1998


To the Holders of Common Stock of Area Bancshares Corporation:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Area Bancshares, (the "Corporation"), a Kentucky corporation, will be held at the main office of Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky, on May 18, 1998, at 11:00 A.M., Daylight Savings Time, in the boardroom of The Owensboro National Bank, for the following purposes:

          1) To elect thirteen directors to hold office until the next annual election and until their successors shall be duly elected and qualified;

          2) To ratify the appointment of KPMG Peat Marwick LLP as corporate auditors for the 1998 calendar year; and

          3) To transact such other business as may properly come before the meeting.

          Only holders of common stock of record at the close of business on April 3, 1998, will be entitled to vote at the meeting or any adjournment thereof.

         TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE CORPORATION REQUESTS THAT YOU MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED AND, IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY REVOKE OR WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,


/s/ Thomas R. Brumley
-------------------------------------
Thomas R. Brumley
President and Chief Executive Officer



April 17, 1998

                           AREA BANCSHARES CORPORATION
                              230 Frederica Street
                               Owensboro, KY 42302


PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Area Bancshares Corporation (the "Corporation") of proxies to be voted at the annual meeting of shareholders to be held on May 18, 1998. Any shareholder giving a proxy has the right to revoke it by a written notice delivered to the Secretary of the Corporation, P.O. Box 786, Owensboro, Kentucky, 42302-0786, or in person at the meeting, prior to the time the proxy is exercised. All proxies will be voted in accordance with the directions of the shareholders and to the extent no directions are given, will be voted "for" the nominees for directors.

         This Proxy Statement and form of proxy are first being mailed to shareholders commencing on or about April 17, 1998.

         The Corporation will bear the entire cost of soliciting proxies. Solicitation will be primarily by mail. Certain officers of the Corporation and its subsidiaries may solicit proxies personally, by telephone or special letter, but such persons will not be specially compensated for such services.

SHARES OUTSTANDING AND VOTING

         Only shareholders of record at the close of business on April 3, 1998 are entitled to notice of, and to vote at, the annual meeting. As of April 3, 1998, there were issued and outstanding 15,630,802 shares of common stock. The Corporation has no class of stock outstanding other than common stock. In order to constitute a quorum for the Annual Meeting, the holders of 7,815,402 shares must be present or represented by proxies. Under Kentucky law and the Corporation's Articles of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes will be counted for purposes of determining whether a quorum is present.

         Each share of the common stock is entitled to one vote on all matters presented to the shareholders with the exception of the election of directors. In the election of directors, cumulative voting rules may apply. Under cumulative voting, each shareholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of the common stock owned by him or her multiplied by the number of directors to be elected. Each shareholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, at the shareholder's discretion. Shareholders desiring to vote shares cumulatively are required to deliver written notice of such fact to the President of the Corporation at its principal office not less than seventy-two
(72) hours prior to the time for the election, and failure of any shareholder to give such notice shall constitute waiver of such shareholder's right; provided, however, that if one or more shareholders shall give such notice, all shareholders may vote cumulatively regardless of whether such shareholder timely gave notice. As to the authority of the persons named as proxies in the accompanying proxy card to cumulate votes, see the section entitled "Election of Directors".

         As of April 3, 1998, the trust departments of subsidiaries of the Corporation held of record 1,807,611 shares of the Corporation's common stock in a fiduciary capacity representing approximately 11.6 percent of the Corporation's outstanding shares of common stock. With respect to 944,751 shares (approximately 6.0 percent), the instrument creating the trust or fiduciary relationship specifically directs the trustee to vote the shares and the shares are expected to be voted "for" the proposals presented for consideration. The remaining shares held by the trust departments will be voted at the direction of the beneficial owners.

         The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of the common stock of the Corporation as of April 3, 1998:

        Name and Address of         Amount and Nature of
       Beneficial Owners (1)      Beneficial Ownership (2)         Percent of Class
       ---------------------      ------------------------         ----------------
            C. M. Gatton                  4,295,209                     27.48%
           P.O. Box 1147
         Bristol, TN 37620

-------------------------------------

(1) For ownership of shares attributed to Mr. Gatton, see footnote 5, page 4 herein.

(2) Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to dispose or to direct the voting of such security, or "investment power", which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of the Corporation's common stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

         Under the Corporation's Articles of Incorporation and Bylaws and the Kentucky Business Corporation Act, the ratification of the selection of the Corporation's auditors, and in the absence of a shareholder request for cumulative voting, the election of directors, will require an affirmative vote of a majority of the shares of common stock entitled to vote on the proposal. If cumulative voting with respect to the election of thirteen directors is required by any shareholder, the thirteen nominees receiving the most votes cast for the election of directors at the annual meeting will be elected.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS OF COMMON STOCK OF THE CORPORATION

         Set forth on the following three pages is information with respect to shares of common stock of the Corporation beneficially owned as of April 3, 1998 by the current director-nominees, the executive officers named in the Summary Compensation Table herein, and all director-nominees and executive officers of the Corporation as a group. Unless otherwise noted, the named person has sole voting and investment powers with respect to the reported shares.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS OF COMMON STOCK OF THE CORPORATION (CONTINUED)

  Name of Director                      Amount and Nature of            Percent
or Executive Officer                  Beneficial Ownership (1)          of Class
--------------------                  ------------------------          --------
Anthony G. Bittel (2)                           511,518                   3.27%
Samuel A. B. Boone (3)                          191,736                   1.23%
Thomas R. Brumley (4)                           130,699                    *
     President and CEO
Cecile W. Garmon                                    150                    *
C.M. Gatton (5)                               4,295,209                  27.48%
Gary H. Latham (6)                              350,943                   2.25%
Raymond C. McKinney (7)                         133,697                    *
John S. Penn (8)                                152,275                    *
     Executive Vice President
Allan R. Rhodes (9)                              33,019                    *
David W. Smith, Jr. (10)                        146,402                    *
William H. Thompson (11)                        172,425                   1.10%
Don Vitale (12)                                  39,714                    *
Pollard White (13)                               11,250                    *
Cy M. Williamson (14)                           114,595                    *
     Director Emeritus
Jack H. Brown (15)                               98,970                    *
     Senior Vice President-
     Chief Financial Officer
Donald A. Leibee (16)                             6,350                    *
     Senior Vice President-
     Loan Administration
John A. Ray (17)                                 10,383                    *
     Treasurer
                                        -------------------           ------------

All directors and executive                   6,399,335                  40.94%
officers as a group (17 persons)

-----------------------------------

* Represents less than 1.00% of the Corporation's common stock.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS OF COMMON STOCK OF THE CORPORATION (CONTINUED)

(1) Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to dispose or to direct the voting of such security, or "investment power", which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of the Corporation's common stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

(2) Shares represented include 185,618 shares held by A.G. Bittel Trust, 50,000 shares held by M.A. Bittel Trust, 241,000 shares held by Bittel Investment, Inc. and 251,800 shares held by Bittel Family Limited Partnership.

(3) Shares represented include 59,950 shares held by Boone Enterprises #8 and 63,147 shares held by Boone Enterprises #7.

(4) Shares represented include 3,970 shares held by T.R. Brumley IRA and 3,897 shares held by the Corporation's 401(k) plan for the benefit of Mr. Brumley.

(5) Shares represented include 480,000 shares held by C.M. Gatton Foundation, 20,508 shares held in custody for the benefit of Mr. Gatton, 18,612 shares held by the Customer One Profit Sharing Plan for the benefit of Mr. Gatton and 483 shares held by Mr. Gatton's spouse.

(6)  Shares represented include 17,760 shares held by Mr. Latham's spouse.

(7)  Shares represented include 73,272 shares held by Mr. McKinney's spouse.

(8) Shares represented include 2,773 shares held by the Corporation's 401(k) plan for the benefit of Mr. Penn and options to purchase 91,305 shares which are exercisable within 60 days.

(9) Shares represented include 7,344 shares held in custody for the benefit of Mr. Rhodes and 25,675 shares held by A. Rhodes IRA.

(10) Shares represented include 1,282 shares held by Mr. Smith's spouse, 13,722 shares held by Wyndall's Enterprises, of which he is President, and 13,722 shares held by Shawnee Park Shopping Center.

(11) Shares represented include 160,500 shares held by W.H. Thompson Trust and 11,925 shares held by Mr. Thompson's spouse.

(12) Shares represented include 22,263 shares held by D. Vitale Trust, 2,739 shares held by Manchester Capital, LLC and 14,712 held in trust for the benefit of various members of Mr. Vitale's family.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS OF COMMON STOCK OF THE CORPORATION (CONTINUED)

     (13) Shares represented include 5,575 shares held in a custody account for the benefit of Mr. White and 5,575 shares held in a custody account for the benefit of Mr. White's spouse.

     (14) Mr. Williamson is standing for election as a Director Emeritus. Accordingly, he is not considered a Director Nominee under applicable legal requirements.

     (15) Shares represented include 8,263 shares held by J. Brown IRA, 2,987 shares held by the Corporation's 401(k) plan for the benefit of Mr. Brown and options to purchase 21,914 shares which are exercisable within 60 days.

     (16) Shares represented include 2,328 shares held by D. Leibee IRA and 3,113 shares held by the Corporation's 401(k) plan for the benefit of Mr. Leibee.

     (17) Shares represented include 3,060 shares held by J. Ray IRA and 2,261 shares held by the Corporation's 401(k) plan for the benefit of Mr. Ray.


COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES ACT OF 1934

         Based solely on its review of the copies of such forms received by it or representations from such persons that no Form 5's were required, the Corporation believes that all filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with in 1997 with the following exceptions: failure to file the required Form 4 on behalf of Mr. Rhodes covering two transactions; on behalf of Mr. Smith covering one transaction; on behalf of Mr. White covering one transaction; and on behalf of Mr. Williamson covering one transaction. The preceding exceptions were corrected as soon as they were discovered.

PROPOSAL ONE: ELECTION OF DIRECTORS

         Among items to be acted upon at the annual meeting of shareholders is the election of thirteen directors to the Board of Directors of the Corporation. Each of the persons elected will serve a term in office of one year and until his or her successor is duly elected and qualified. All nominees for directors are currently either directors or advisory directors of the Corporation.

         The Corporation's Articles of Incorporation and By-laws provide that the Board shall consist of not less than five nor more than fifteen directors. As permitted in the By-laws, effective as of May 18, 1998, the Board has fixed the number of directors at thirteen.

         Absent a contrary direction by the shareholder, the enclosed proxy will be voted for the election of the nominees for directors listed on the following page. In the event any nominee is unable or for good reason declines to serve as a director at the time of the annual meeting, the proxy will be voted for such substitute nominee, if any, as may be selected by the Board of Directors of the Corporation. The management of the Corporation has no reason to believe that the persons named will be unable to serve or will decline to serve if elected.

NOMINEES FOR ELECTION TO THE BOARD (1)

                                     Position with                      Service
Name                        Age      the Corporation                   Since (2)
-----                       ---      ---------------                   ---------
Anthony G. Bittel            81      Director                            1976
Samuel A. B. Boone           37      Director                            1996
Thomas R. Brumley            59      President and CEO                   1982
Cecile W. Garmon             59      Director-Advisory                   1997
C. M. Gatton                 66      Director and Chairman               1976
Gary H. Latham               66      Director                            1986
Raymond C. McKinney          65      Director and Vice Chairman          1986
John S. Penn                 46      Executive Vice President            1987
Allan R. Rhodes              74      Director                            1984
David W. Smith, Jr.          55      Director                            1980
William H. Thompson          82      Director                            1976
Don Vitale                   59      Director-Advisory                   1997
Pollard White                77      Director                            1986
Cy M. Williamson             76      Director Emeritus                   1986

-------------------------------------

(1) All of the Corporation's directors except Mr. Williamson serve for a one year term or until their successors have been elected. Mr. Williamson will act as Director Emeritus until his resignation or death.

(2)  Dates reflect service with the Corporation or one of its subsidiaries.

BUSINESS EXPERIENCE OF DIRECTORS

         Set forth below and on the following page is information concerning all of the director-nominees and the director emeritus of the Corporation, including their positions held with Alliance Bank, FSB ("Alliance"), Bowling Green Bank and Trust Company, N.A. ("Bowling Green"), Citizens Deposit Bank ("Citizens"), First City Bank and Trust Company ("First City"), First & Peoples Bank ("First & Peoples"), HNB Bank, N.A. ("HNB"), Jefferson Banking Company ("Jefferson"), The New Farmers National Bank of Glasgow ("New Farmers"), The Owensboro National Bank ("Owensboro National"), Southern Deposit Bank ("Southern"), The Vine Street Trust Company ("Vine Street") and Vine Street Financial, Inc. ("Vine Street Financial").

         Anthony G. Bittel is President of Anthony Bittel Farms and Bittel Investments, Inc., and serves as President of Big Independent Tobacco Warehouse and General Manager of Owensboro Tobacco Warehouse Company. He also serves as a director of Owensboro National.

         Samuel A. B. Boone has served as President of the Lexington Quarry Company since 1990 and served as General Manager of Wimbledon Farm in Lexington from 1982 to 1990. He is a former director of Cardinal Bancshares, Inc. and serves as a director of First & Peoples.

         Thomas R. Brumley has served as President and Chief Executive Officer of the Corporation since 1990. He also serves as a director of Alliance, Bowling Green, Citizens, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         Cecile W. Garmon is an Associate Professor in the Department of Communications and Broadcasting at Western Kentucky University. She also serves as a director of New Farmers.

         C. M. Gatton has served as Chairman of the Corporation since 1976. He also serves as President of Bill Gatton Chevrolet-Cadillac, Director and President of Arrowhead Acura, Inc., Chairman and President of Bill Gatton Imports, Inc., Chairman and President of G. W. Automotive, Inc., President and Director of Courtesy Chevrolet-Cadillac, Inc., Chairman and President of Saturn of Huntsville, Inc., all of which are automobile dealerships. In addition, he serves as Chairman and President of C. Gatton, Inc., Chairman and President of Bill Gatton, Inc., Chairman of Adnoh, Inc., President of Universal Acceptance Corporation, which furnishes credit to automobile purchasers, and Director of Morrison Molded Fiber Glass Company. He also serves as a director of Alliance, Bowling Green, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         Gary H. Latham is currently retired. Prior to retirement, he was Director and CEO of Western State Hospital, a position he held from 1960 to 1991. He also serves as a director of First City.

         Raymond C. McKinney has been President of R. C. McKinney, Inc. since 1957. Also he has served as Vice Chairman of the Corporation since 1986. He also serves as a director of First City.

         John S. Penn served as President and Chief Executive Officer of Cardinal Bancshares, Inc. from 1996 to 1997 and as its President and Chief Operating Officer from 1987 to 1996. He also serves as a director of Vine Street Financial.

         Allan R. Rhodes has served as Chairman of Allan Rhodes, Inc., an automobile dealership in Paducah, Kentucky since 1959. He also serves as an advisory director of Alliance, Bowling Green, Citizens, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         David W. Smith, Jr., has served as President of Wyndall's Enterprises, Inc., a retail grocery chain, since 1980. He also serves as a director of Owensboro National.

         William H. Thompson is a semi-retired real estate developer. He currently serves as President of W. H. Thompson Trust Acquisition, Inc., a real estate development company. He also serves as Director Emeritus of Owensboro National.

         Don Vitale is currently Chairman and President of Manchester Capital, a private investment company. Prior to establishing Manchester Capital, he was a principal organizer and President of DESA International. He also serves as a director of Bowling Green.

         Pollard White has practiced law since 1947. He is a member of the law firm of White, White, Askew and Crenshaw. He also serves as Director Emeritus of First City.

         Cy M. Williamson served as Chairman of Acme-Goodwill Finance, a consumer finance company, from 1989 to 1997. He was formerly Chairman of First City. He also serves as Senior Chairman Emeritus of First City.

          The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as director. If any nominee should become unavailable before the annual meeting, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, reserve the right to vote for a substitute nominee selected by the Board of Directors. In addition, if any shareholder or shareholders shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named above, or substitute nominees, or for less than all of them, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, shall have the right, in their discretion, to vote cumulatively for some number less than all of the nominees named above or any substitute nominees, and for such of the persons nominated as they may choose.

MEETINGS AND COMMITTEES

         During 1997, the board of directors of the Corporation held twelve regular meetings and three special meetings. During 1997 the Audit Committee met four times.

         Each of the directors attended at least 75%, except for Raymond C. McKinney who attended 66.6% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he was a director, and (b) the total number of meetings held by all committees of the Board on which he served.

         The members of the Audit Committee are Cecile W. Garmon, Gary H. Latham, Allan R. Rhodes, David W. Smith, Jr., William H. Thompson and Don Vitale. The Committee recommends to the Board the engagement of independent auditors; reviews with independent auditors the scope and results of the audit engagement; reviews the scope, frequency, and results of internal audits and examinations; reviews the adequacy of the Corporation's system of internal accounting controls; and reviews the examination reports of the Corporation and its subsidiaries.

         The Corporation has no standing compensation committee. All decisions regarding executive compensation are made by the full Board of Directors, as hereinafter discussed.

EXECUTIVE COMPENSATION

         The table on the following page contains information concerning compensation paid by the Corporation and its subsidiaries to, or on behalf of, the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation during 1997 whose compensation exceeded $100,000 for the fiscal years ended December 31, 1997, 1996, and 1995. The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under the section, "Report of the Board of Directors on Executive Compensation".

                                                  SUMMARY COMPENSATION TABLE

                                  Annual Compensation                   Long Term Compensation

                                                       Other    Restricted    Securities                   All
                                                      Annual       Stock      Underlying                  Other
     Name and                                         Compen-      Awards      Options/      LTIP      Compensation
Principal Position       Year     Salary     Bonus  sation (1)     ($)        SARs (#)     Payouts       ($) (2)
------------------       ----     ------     -----  ----------   --------    ----------    -------     ------------
Thomas R. Brumley        1997    228,000                                                                   4,750
President and CEO        1996    196,000    20,000                                                         4,750
                         1995    180,000                                                                   4,620

John S. Penn             1997    175,000                                                                   7,000
Executive Vice           1996    142,040                                                                   5,682
President                1995    142,040                                                                   5,682

Jack H. Brown            1997    122,000                                        2,739                      4,880
Chief Financial Officer  1996    109,400                                        5,478                      4,376
                         1995    109,400                                                                   4,376

John A. Ray              1997    109,100     8,041              95,445(3)                                  4,100
Treasurer                1996     99,999                                                                   3,500
                         1995     98,365       730                                                         3,468

Donald A. Leibee         1997    106,000     8,041              95,445(3)                                  3,793
Senior Vice President-   1996     96,000                                                                   3,360
Loan Administration      1995     94,941                                                                  28,350

--------------------

     (1) The dollar value of perquisites and other personal benefits received by executive officers did not exceed the lower of $50,000 or ten percent of the total amount of salary and bonus for each year.

     (2) Represents amounts contributed to the 401(k) plan on behalf of executive officers except Mr. Leibee's 1995 amount which represents profit from the sale of stock received upon exercise of qualified incentive stock options held less than one year and $3,323 contributed to the 401(k) plan on behalf of Mr. Leibee.

     (3) The value of the restricted stock awards as of December 31, 1997 was $109,080.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information with respect to stock option grants for the named executive officers in the Summary Compensation Table who received options in the last fiscal year:

                                             % of Total
                              Number           Options         Exercise                  Potential Realizable
                            of Options       Granted to         Price       Expiration           Value (2)
Name                       Granted (1)        Employees      (Per Share)       Date        At 5%       At 10%
----                       -----------        ---------      -----------       ----        -----       ------
Jack H. Brown                 2,739             6.78%           $16.19       1/17/07      $27,883     $70,667

-------------------------

     (1) Options were granted at an exercise price of 100% of fair market value. The options granted to Mr. Brown were on January 17, 1997 and became exercisable on May 1, 1997.

     (2) Potential realizable value of assumed annual rate of stock price appreciation for the option term.

RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR

         During 1997 the Corporation granted restricted stock in the amount of 4,545 shares each to Donald A. Leibee and John A. Ray. These shares were granted under the Corporation's restricted stock award plan.

OPTIONS EXERCISED AND OPTION HOLDINGS

         The following table contains option exercises in the last fiscal year and year-end option values for the named executive officers in the Summary Compensation Table who exercised options or had options outstanding as of December 31, 1997:

                       Shares
                      Acquired
                         on                      Number of Shares Underlying        Value of In-the-Money
                      Exercise       Value           Options at Year-end             Options at Year-end
Name                  (Number)     Realized       Exercisable/Unexercisable       Exercisable/Unexercisable
----                  --------     --------       -------------------------       -------------------------
John S. Penn             --           --                  91,305/0                       $2,024,652/0

Jack H. Brown            --           --                  21,914/0                        $286,258/0

PENSION PLAN

         The Corporation maintains a non-contributory defined pension plan covering substantially all employees who satisfy certain age and service requirements. The benefits are generally based on years of service and average compensation, which compensation is generally computed using the five consecutive years prior to retirement that yield the highest average.

         The following table sets forth the annual benefit payable based on compensation and years of service:

                                             Years of Service
    Compensation           15            20          25            30           35
    ------------           --            --          --            --           --
      $100,000           $16,868      $23,490      $30,113       $36,735      $43,358
       125,000            21,743       30,240       38,738        47,235       55,733
       150,000            26,618       36,990       47,363        57,735       68,108
       175,000            26,618       36,990       47,363        57,735       68,108

         Years of credited service, to the nearest year and current compensation covered by the pension plan (total salary, bonus and any other incentive compensation) for the named executive officers are as follows:

                                                              Current Compensation
Executive Officer              Years of Service           Covered by the Pension Plan
-----------------              ----------------           ---------------------------
Thomas R. Brumley                     16                           $150,000
John S. Penn                          11                            150,000
Jack H. Brown                         11                            122,000
Donald A. Leibee                      14                            106,000
John A. Ray                           15                            109,100

         Compensation for plan purposes means total cash compensation, including overtime pay and bonuses. A participant's annual compensation for plan purposes is limited to $150,000 as required under Internal Revenue Code Section 401(a)(17).

         The normal retirement benefit, 1/12th of which is payable monthly for the life of the participant, is equal to the sum of the following:

          - 0.65% of average earnings multiplied by the participant's years of benefit service, plus

          - 0.20% of average earnings multiplied by the participant's years of benefit service in excess of 15 years, but not more than 35 years, plus

          - 0.65% of average earnings in excess of the then current covered compensation for the participant, multiplied by the participant's years of benefit service not in excess of 35 years.

         "Average earnings" is the average annual compensation of a participant for the five consecutive plan years which produce the highest average out of the final ten plan years of service. "Covered compensation" is the average of the taxable wage bases for the 35 years ending with the year the participant attains Social Security retirement age, rounded, as permitted by the IRS. Benefits listed in the pension plan table are not subject to any deduction for Social Security or other offset amounts.

DEFINED CONTRIBUTION PLAN

         The Corporation currently provides a defined contribution Profit Sharing Trust with an Internal Revenue Code 401(k) option ("401(k) Plan"). Prior to 1995, the Corporation provided a straight profit sharing plan without 401(k) options. Under the provisions of the 401(k) Plan, employees with one year of service may become participants with all contributions to the plan by the employee to be 100% vested.

         Contributions to the 401(k) Plan for the benefit of the participants can be made in two ways. First, the participant can enter into a Salary Reduction Agreement whereby up to 15% of the employee's salary will be contributed to the 401(k) Plan. Secondly, an employee contribution will be made to the plan equal to 50% of the employee's contribution to the 401(k) Plan to a maximum contribution of 3.5% of the participant's salary. For purposes of the 401(k) Plan, salary includes regular base pay only, and does not include any other forms of compensation such as overtime, taxable fringe benefits or executive incentive compensation. The contributions made for the executive officers named in the Summary Compensation Table for the years 1997, 1996 and 1995, respectively, are as follows: Mr. Brumley, $4,750.00, $4,750.00 and $4,620.00; Mr. Penn, $7,000.00, $5,682.00 and $5,682.00; Mr. Brown, $4,880.00,
$4,376.00 and $4,376.00; Mr. Ray, $4,100.00, $3,500.00 and $3,468.00; and Mr.
Leibee, $3,793.00, $3,360.00 and $3,323.00.

COMPENSATION OF DIRECTORS

         For the year ended December 31, 1997, each non-management director received a fee of $500.00 for each board meeting attended and $100.00 for each committee meeting attended. The board fee will remain unchanged for 1998.

EXECUTIVE OFFICERS

         Information regarding the current executive officers of the Corporation, including their names, ages, positions with the Corporation, and a brief description of their business experience during the past five years, is presented below and on the following page. Executive officers are elected annually by the Board of Directors.

         Thomas R. Brumley, age 59, has served as President and Chief Executive Officer of the Corporation since 1990. He served as Executive Vice President of the Corporation from 1983 to 1986, and as President and CEO of Owensboro National from 1983 to 1990.

         Jack H. Brown, age 48, has served as Senior Vice President, Chief Financial Officer of the Corporation since 1997. He served as Chief Financial Officer of Cardinal Bancshares, Inc. from 1988 to 1997.

         Edward F. Johnson, age 62, has served as Senior Vice President of the Corporation in charge of operations since 1987. He also serves as First Senior Vice President of Owensboro National.

         Donald A. Leibee, age 53, has served as Senior Vice President of the Corporation in charge of loan administration since 1990. He was First Senior Vice President and Chief Lending Officer of Owensboro National from 1984 to 1990.

         John S. Penn, age 46, has served as Executive Vice President of the Corporation since 1997. Prior to that, he served as President and Chief Executive Officer of Cardinal Bancshares, Inc. from 1996 to 1997 and as its President and Chief Operating Officer from 1987 to 1996.

         John A. Ray, age 42, has served as Treasurer of the Corporation since February 1998. He is currently President and Chief Executive Officer of Owensboro National. He previously held the following positions with the Corporation or its subsidiaries: Senior Vice President and Chief Financial Officer of the Corporation from 1994 to 1997; First Senior Vice President of Finance for Owensboro National from 1993 to 1994; Executive Vice President and Chief Operating Officer for First Federal Savings and Loan Association from 1992 to 1993 and First Senior Vice President of Finance for Owensboro National from 1985 to 1992.

         Timothy O. Shelburne, age 41, has served as General Counsel of the Corporation since 1995. He previously held the position of Vice President and Compliance Officer with Owensboro National from August 1993 to December 1994. Prior to joining Owensboro National, he was a partner in the law firm of Holbrook, Wible, Sullivan and Mountjoy. Mr. Shelburne is the nephew by marriage of Thomas R. Brumley, the Corporation's President and Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Corporation establishes the general compensation policies of the Corporation, establishes the compensation plans and specific compensation levels for executive officers and administers the Corporation's Executive Incentive Compensation Program, and awards stock-based compensation to executive officers and employees of the Corporation. Thomas R. Brumley, President and CEO of the Corporation, participates in compensation discussions and decisions affecting other executive officers of the Corporation.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The entire Board acts as the Compensation Committee for the Corporation's executive officers and the affiliate banks' chief executive officers.

         Base salaries are adjusted annually within a current four (4) percent guideline which is augmented by incentive bonus program for performance beyond expected goals established for (a) net overhead (b) growth in average assets (c) asset quality (d) net loan losses (e) return on equity-bank and (f) return on equity-Corporation.

         The Incentive Bonus Program is subject to a number of limitations enumerated as follows:

1. Corporation executive officers were excluded from the 1995 Incentive Bonus Program.
2. A bonus limitation of 7 percent of net income including accrual of bonus and 401(k) contribution.
3.  A participation limitation of:
      (a) Superior-Not more than 20% of total participants.
      (b) Superior and Excellent-Not more than 50% of total participants.
      (c) Above Average-Not more than 40% of total participants.
      (d) Average-Must have at least 10% of total participants.
4.  A participation schedule limitation of:
      (a) Superior-Receive 60% of pool fund or a range of 17-32% of salary, whichever is less.
      (b) Excellent-Receive 30% of pool fund or a range of 9-16% of salary.
      (c) Above Average-Receive 10% of pool fund or a range of 3-8% of salary.
      (d) Average or Below-May receive $600 or 1/2 of lowest bonus in Above Average category, whichever is less.

         The Committee seeks to provide compensation opportunities that support the ability to attract and retain competent officers who have the ability to further the long-term goals of the Corporation. To this extent, a program of limited stock options and restricted stock grants is used. Stock options and restricted stock grants are limited to the chief executive officer of affiliate banks or subsidiaries and executive officers of the Corporation. The Committee determines the amount of the stock options or restricted stock grants according to the person's responsibility and impact within the Corporation. All stock options are granted at fair market value and are exercisable in accordance with the terms of the Corporation's Stock Option Plan.

1997 COMPENSATION FOR THE PRESIDENT & CEO

         The Board reviewed the compensation package for CEOs at peer institutions ($1 billion to $2 billion in size) to establish a competitive view of executive compensation. The Board then considered the Corporation's overall performance, record for increasing shareholder value, success in meeting strategic objectives and leadership. These factors, in conjunction with the Corporation's financial results, determined the CEO's base salary for 1997.

         Mr. Brumley did not receive an incentive bonus during 1997. Future incentive compensation is determined on a sliding scale basis directly related to the percentage of increase in earnings per share. If there is no increase in earnings per share, no incentive compensation will be paid.

THE BOARD OF DIRECTORS OF AREA BANCSHARES CORPORATION:

C. M. Gatton (Chairman)                      John S. Penn
Anthony G. Bittel                            Allan R. Rhodes
Samuel A. B. Boone                           David W. Smith, Jr.
Thomas R. Brumley                            William H. Thompson
Cecile W.Garmon                              Don Vitale
Gary H. Latham                               Pollard White
Raymond C. McKinney                          Cy M. Williamson, Director Emeritus

COMPARATIVE STOCK PERFORMANCE

         The Performance Graph set forth on the following page compares the cumulative total shareholder return on Area Bancshares' common stock from June 30, 1995 through December 31, 1997 with the cumulative total return on the NASDAQ Market Value Index ("Broad Market Index") and the Peer Group Industry Index ("Industry Index") as provided by the University of Chicago Graduate School of Business, Center for Research in Security Prices using the NASDAQ Bank Stock Index. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in Area Bancshares' common stock, the Broad Market Index and the Industry Index on June 30, 1995 with the reinvestment of all dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURN OF AREA BANCSHARES,
                     INDUSTRY INDEX AND BROAD MARKET INDEX




                              FINANCIAL PERFORMANCE


                 6/95   9/95   12/95  3/96   6/96   9/96   12/96   3/97  6/97   9/97   12/97
Area             100.0   98.1   94.0   98.4  115.3  109.1  129.3  135.8  145.5  123.5  153.3
NASDAQ           100.0  112.0  113.4  118.7  128.4  132.9  139.5  131.9  156.1  182.5  171.2
Industry Index   100.0  112.9  123.2  128.0  130.2  144.0  162.7  174.8  203.5  239.9  274.8




         Prior to January 2, 1996 the common stock of the Corporation was not registered on any exchange and was not traded on the over-the-counter market. Sporadic sales of such shares occurred from time to time. Additionally, there was no established public market for the stock. Accordingly, the volume of trading often times was insufficient to establish a meaningful market price. Historical prices during 1995 represent actual transactions based upon information furnished to the Corporation by one or more of the parties involved in certain privately negotiated purchases and sales and may not be representative of all trades during the time periods listed. No attempt has been made by the Corporation to verify the accuracy of the sales information furnished to it. As a result, any prior history of quotations does not necessarily reflect the price that would be paid for the shares in a liquid market.

         On December 7, 1995 the Corporation received approval for its common stock to be listed on the NASDAQ National Market and trading commenced January 2, 1996. The market price used in the Performance Graph for dates after January 2, 1996, represents market trades on the NASDAQ market system.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

         The Corporation has no employment or change in control agreements with any of its executive officers.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Corporation are customers of subsidiaries of the Corporation and have had and expect to have business and banking transactions with such subsidiaries in the ordinary course of business. In addition, some of the executive officers and directors of the Corporation are also officers, directors or principal shareholders of corporations which are customers of subsidiaries of the Corporation and which have had and expect to have business and banking transactions with the Corporation in the ordinary course of business. All such banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management of the Corporation and its subsidiaries, did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         For the fiscal year ended December 31, 1997, the accounting firm of KPMG Peat Marwick LLP served as the Corporation's independent public accountants and auditors. The selection of the Corporation's independent public accountants is not required to be submitted to the vote of shareholders, but the Board believes the shareholders should have the opportunity to ratify the Board's selection of KPMG Peat Marwick LLP. A representative from the firm of KPMG Peat Marwick LLP is expected to be present at the annual meeting and will be available to make a statement should he or she desire to do so, and respond to questions of shareholders.

ANNUAL REPORT

         Upon written request, the Corporation will provide without charge to each shareholder, a copy of the Corporation's Annual Report on Form 10-K which is required to be filed with the Securities and Exchange Commission for the year ended December 31, 1997. Address all requests to:

                  Secretary
                  Area Bancshares Corporation
                  P.O. Box 786
                  Owensboro, Kentucky 42302-0786

SHAREHOLDERS' PROPOSALS AND OTHER MATTERS

         Proposals by shareholders to be presented at the 1999 Annual Meeting of Shareholders must be received by the President of the Corporation at its principal office no later than November 1, 1998 for inclusion in the 1999 Proxy Statement and form of proxy relating to that meeting.

         The Board of Directors of the Corporation does not know of any matters for action by shareholders at the annual meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to any other matters which may properly come before the meeting.

         It is important that proxies be returned promptly. Shareholders, whether or not they expect to attend in person, are requested to return their Proxies in order that a quorum may be assured. Return may be made in the enclosed envelope, to which no postage need be affixed.


                                    By Order of the Board of Directors


                                    /s/ Thomas R. Brumley
                                    -------------------------------------
                                    Thomas R. Brumley
                                    President and Chief Executive Officer

                                    Owensboro, Kentucky
                                    April 17, 1998

                                                                      Appendix A
                           AREA BANCSHARES CORPORATION
                 230 Frederica Street, Owensboro, Kentucky 42301

          THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 1998
           The Board of Directors recommends a vote FOR Items 1 and 2.

The undersigned hereby appoints Raymond C. McKinney and David W. Smith, and each of them, or their designees, each with full power of substitution, as lawful proxies to represent and vote at the annual meeting of the stockholders of the Company to be held on Monday, May 18, 1998, commencing at 11:00 A.M. Daylight Savings Time on that day, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matters and, in their discretion upon any other matters which may properly come before the meeting:

1. Election of (13) directors to serve for a term of 1 year ending in 1999. The nominees are: Anthony G. Bittel, Sammuel A.B. Boone, Thomas R. Brumley, C.M. Gatton, Cecille Garmon, Gary Latham, Raymond C. McKinney, Jr., John S. Penn, Allan R. Rhodes, David W. Smith, Jr., William H. Thompson, Don Vitale, and Pollard White.

[ ]  FOR all nominees listed.     [ ] WITHHOLD AUTHORITY                   [ ] FOR all nominees EXCEPT
                                      to vote for all nominees listed.         Nominees written in space
                                                                               below.

--------------------------------------------------------------------------------

1. Ratification of the appointment of KPMG Peat Marwick LLP as independent accountants.

[ ] FOR.           [ ] AGAINST           [ ] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND PROPOSAL 2.

Either of said proxies present and acting at said meeting at any adjournment or adjournments thereof shall have and may exercise all of the powers of all said proxies. The undersigned hereby ratifies and confirms all that said proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.

                                    Dated                         , 1998
                                          ------------------------

                                    -------------------------------------------

                                    -------------------------------------------

                                    Please insert date of signing. Sign exactly as name appears at left. If signing as attorney, administrator, executor, trustee, or guardian, give full title as such.